UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

REXNORD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

247 Freshwater Way, Suite 300 Milwaukee, Wisconsin (Address of principal executive offices)	53204 (Zip Code)

(414) 643-3739
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On November 2, 2016, Chase Acquisition I, Inc., RBS Global, Inc. (“RBS”), Rexnord LLC (together with RBS, the “Borrowers”) and certain other domestic subsidiaries of Rexnord Corporation (“Rexnord”), entered into an Incremental Assumption Agreement (the “Incremental Assumption Agreement”) with Credit Suisse AG, as administrative agent, and with the other lenders party thereto relating to the Third Amended and Restated First Lien Credit Agreement dated as of August 21, 2013 among Chase Acquisition I, Inc., the Borrowers, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent (the "Existing Agreement").
The Incremental Assumption Agreement (i) reduces the applicable margin on both alternate base rate and LIBOR loans by 1.0%, (ii) extends the revolving facility maturity date to March 15, 2019, (iii) modifies the financial covenant in Section 6.11 of the Existing Agreement by eliminating the springing nature of the covenant, and substituting a Total Net Leverage Ratio of 6.75 to 1.0 for the current Net First Lien Leverage Ratio of 7.75 to 1.0, and (iv) reduces the letter of credit availability from $80 million to $60 million (without reducing the overall availability under the Existing Agreement).
The summary of the financing arrangements described above is qualified in its entirety by reference to the copy of the Incremental Assumption Agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1
Incremental Assumption Agreement, dated as of November 2, 2016, among Chase Acquisition I, Inc., RBS Global, Inc., Rexnord LLC, certain domestic subsidiaries of Rexnord LLC, the lenders party thereto, and Credit Suisse AG, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 2nd day of November 2016.

REXNORD CORPORATION

By:	/S/ Mark W. Peterson
Name:	Mark W. Peterson
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Incremental Assumption Agreement, dated as of November 2, 2016, among Chase Acquisition I, Inc., RBS Global, Inc., Rexnord LLC, certain domestic subsidiaries of Rexnord LLC, the lenders party thereto and Credit Suisse AG, as administrative agent